Explanatory Note: The following is an English translation of the Notice of Special Meeting of Stockholders, which Vicuron published in an Italian newspaper of national circulation on July 20, 2005 (Italian time) as required by the rules of the Italian exchange:

Registered Office 1209 Orange Street

Wilmington, Delaware, U.S.A.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of Vicuron Pharmaceuticals Inc. will be held in the United States on Monday, August 15, 2005 at 10:00 a.m. local time, at The Villanova Conference Center at 601 County Line Road, Radnor, Pennsylvania, 19087 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pfizer, and Vicuron Pharmaceuticals Inc.

2.	To consider and vote upon a proposal to grant discretionary authority to adjourn the Vicuron Special Meeting to another time or place for the purpose of encouraging the collection of additional proxies.

3.	To transact such other business as may properly come before the Vicuron Special Meeting and any adjournments thereof.

The board of directors of Vicuron has fixed the close of business on July 18, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment of it.

All of our Italian stockholders are cordially invited to attend our Special Meeting in the United States. If you hold Vicuron Pharmaceuticals stock in Italy through Monte Titoli, you should request your broker to issue to Vicuron the Notice of Participation to the Special Meeting pursuant to article 34-bis of the CONSOB Regulation no. 11768. You may attend our Special Meeting and vote in person. Alternately, if you would like to vote by mail, you must obtain an Italian proxy card. If you did not receive an Italian proxy card with this proxy statement, you may print one from our Internet site at

www.shareholder.com/vicuron/2005specialstockholdersmeeting.cfm. Please mark your votes on the Italian proxy card and return it, together with the copy of the Notice of Participation you received from your broker to the address shown on the card by the deadline shown on the card. Your name, as you write it on your Italian proxy card must exactly match your name, as printed on the copy of the Notice.

A copy of the proxy statement has been made available at Borsa Italiana’s offices and at Vicuron Pharmaceuticals Inc.’s Italian offices, as well as on the SEC website (http://www.sec.gov).